SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

March 31, 2011

RAPTOR NETWORKS TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-51443	84-1573852
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification Number)

1508 South Grand Avenue
Santa Ana, California  92705
(Address of Principal Executive Offices)

(714) 380-6659
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

As previously disclosed in the Annual Report on Form 10-K of Raptor Networks Technology, Inc. (the “Company”) filed with the Securities and Exchange Commission (“Commission”) on March 15, 2011, the Company’s cash position has continued to suffer additional deterioration and is approaching complete depletion.  In addition, the Company’s Government contract has recently expired as expected.  In an effort to conserve available resources, on March 31, 2011, the Company reduced its headcount to consist solely of its Chief Executive Officer and President, Thomas M. Wittenschlaeger, Chief Financial Officer and Secretary, Bob van Leyen, and one part-time accountant.  In addition, the Company has suspended all product development activities.

The Company’s current focus is to secure sales of existing products, license existing technologies, sell some or all of its assets or complete a comprehensive financial restructuring that may provide additional funds to support operations.  However, absent a significant increase in product sales or  licensing revenue or the consummation of a financial restructuring, none of which appear likely as of the date this Current Report on Form 8-K (this “Report”) is filed with the Commission, the Company expects that its cash will be completely exhausted on or about June 15, 2011, at which time the Company will be forced to cease all operations.  In addition, without an influx of additional cash, the Company does not expect to have sufficient funds to continue with its reporting obligations under the Securities Exchange Act of 1934, likely beginning with its Form 10-Q for the quarter ended March 31, 2011(due to be filed with the Commission no later than May 16, 2011) and potentially sooner with respect to any event after the date of this Report that is subject to reporting on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2011	RAPTOR NETWORKS TECHNOLOGY, INC.
By: /s/ Bob van Leyen
Bob van Leyen
Chief Financial Officer